SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2005

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-13251 (Commission File No.)	52-2013874 (IRS Employer Identification No.)

12061 Bluemont Way, Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

(703) 810-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 8.01 OTHER EVENTS.

     On June 1, 2005, SLM Corporation (the “Company”) entered into an Underwriting Agreement with Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters an aggregate of 4,000,000 shares of its Floating-Rate Non-Cumulative Preferred Stock, Series B, par value $0.20 (the “Series B Preferred Stock”), in accordance with the terms and conditions set forth in the Underwriting Agreement (the “Preferred Stock Offering”). The Preferred Stock Offering has been registered with the Securities and Exchange Commission (the “Commission”) in a shelf registration statement on Form S-3, Registration Statement No. 333-107132, which was declared effective August 6, 2003. The terms of the Preferred Stock Offering and the Preferred Stock are described in the Company’s Prospectus dated January 5, 2005, as supplemented by a final Prospectus Supplement dated June 1, 2005, filed with the Commission on June 2, 2005, pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

     The Company expects that the net proceeds to it from the sale of the Series B Preferred Stock, after deducting underwriting discounts and commissions, before other offering expenses, will be approximately $397  million.

     A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated June 1, 2005, by and among the Company and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters named therein, with respect to the offering of the Series B Preferred Stock.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 3, 2005	SLM Corporation By: /s/ JACK REMONDI Name: Jack Remondi Title: Executive Vice President, Finance

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement, dated June 1, 2005, by and among the Company and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters named therein, with respect to the offering of the Series B Preferred Stock.